[HEALTHEXTRAS LOGO]


FOR IMMEDIATE RELEASE                                Contact: Michael P. Donovan
---------------------                                  mdonovan@HealthExtras.com
                                                       -------------------------

                      HEALTHEXTRAS ANNOUNCES ACQUISITION OF
                       PHARMACY BENEFIT MANAGEMENT COMPANY

ROCKVILLE, MD, NOVEMBER 6, 2006 -- HEALTHEXTRAS, INC. (NASDAQ: HLEX), a pharmacy benefit management company, today announced a transaction to acquire RXx Pharmacy Solutions, Inc. ("RXx"), a wholly-owned subsidiary of HMA, Inc.("HMA") of Tempe, Arizona. HMA is a diversified health care services company that owns RXx, a provider of pharmacy benefit management services with a strategic focus on clients in the Arizona, Nevada and Hawaii markets.

"This transaction meets our stated goal of complementing our organic growth through selective acquisitions and strategic investments, and expanding our growth prospects within targeted market segments. RXx will both deepen our presence in current markets as well as open new opportunities for growth. Our differentiated approach to PBM services is optimized when we can bring local market cost management techniques together with a critical base of market share," stated David T. Blair, Chief Executive Officer of HealthExtras.

"We are enthusiastic about this transaction and having access to the outstanding drug trend management initiatives of HealthExtras," said Jim Dyer, Chairman of HMA. "We look forward to collaboratively marketing, in all our market segments, the advantages of our local reputation and commitment to client service with HealthExtras' data analysis and commitment to clinical programs."

The integration costs of RXx will have an impact on results beginning in the current quarter. The transaction should be modestly accretive, starting in the second half of 2007, and when fully integrated should contribute $0.04 - $0.06 per share on an annualized basis. Following the initial phase of the integration, management will provide additional information about the timing and extent of RXx's contributions to revenues and earnings.

The transaction is subject to customary closing conditions. The company expects the transaction to close this week.

ABOUT HEALTHEXTRAS (www.healthextras.com)
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HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 57,000 participating pharmacies.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.